Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2021 FIRST QUARTER FINANCIAL RESULTS

AND QUARTERLY DIVIDEND

Contact:	Kathleen J. Chappell, Executive Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (April 21, 2021) – Eagle Financial Services, Inc. (OTCQX: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, reported continued strong performance for the first quarter of 2021. On April 21, 2021, the Board of Directors announced a quarterly common stock cash dividend of $0.27 per common share, payable on May 17, 2021, to shareholders of record on May 3, 2021. Select highlights for the first quarter include:

•	Net income of $2.9 million
•	Loan growth of $38.6 million
•	Deposit growth of $54.9 million
•	Basic and diluted earnings per share of $0.84

Brandon Lorey, President and CEO, stated “Despite the continued pressure on net interest margin, I am delighted to report another quarter of solid earnings per share (on pace for record annualized EPS of $3.36) driven by a very strong net income of $2.86 million. The Bank participated in the latest round of the Paycheck Protection Program (PPP), funding over $30 million dollars in loans and helping over 6,500 jobs within the communities it serves. Core deposit strength continues to be the hallmark of the institution with over $54 million in net new deposit growth over the quarter providing 9% annualized deposit growth rate, net of PPP deposits. The Company increased the quarterly shareholder dividend by $0.01 per share, maintaining its long-standing tradition of sharing its successes with its shareholders. I would like to thank our employees for their continued focus on serving the financial needs of our customers as we manoeuvre through 2021.”

Income Statement Review

Net income for the quarter ended March 31, 2021 was $2.9 million reflecting an increase of 14.2% from the quarter ended December 31, 2020 and an increase of 17.2% from the quarter ended March 31, 2020. The increase from both periods was mainly driven by net interest income increases related to net loan growth and reduced interest expense on deposit accounts.  Net income was $2.5 million for the three-month period ended December 31, 2020 and $2.4 million for the quarter ended March 31, 2020.

Net interest income for the quarters ended March 31, 2021 and December 31, 2020 was $9.5 million and $9.4 million, respectively. Net interest income was $8.0 million for the quarter ended March 31, 2020.  The increase in net interest income from the quarters ended December 31, 2020 and March 31, 2020 resulted primarily from growth in the Company’s loan portfolio and reduced interest expense on deposit accounts.

Total loan interest income was $9.4 million and $9.2 million for the quarters ended March 31, 2021 and December 31, 2020, respectively.  Total loan interest income was $7.9 million for the quarter ended March 31, 2020. Total loan interest income increased $1.5 million or 18.5% from the quarter ended March 31, 2020 to the quarter ended March 31, 2021. Average loans for the quarter ended March 31, 2021 were $854.5 million compared to $825.7 million for the quarter ended December 31, 2020.  For the quarter ended March 31, 2020, total average loans were $657.7 million. The tax equivalent yield on average loans for the quarter ended March 31, 2021 was 4.48%, an increase of one basis point from the quarter ended December 31, 2020 and down 39 basis points from the 4.87% average yield for the same time period in 2020. The majority of this decrease in yield can be attributed to the SBA Paycheck Protection Program ("PPP") loans.  Since the inception of the SBA PPP lending program in 2020, the Company originated $126.5 million in PPP loans which have a 1.00% interest rate, much lower than the existing portfolio's yield. Interest and dividend income from the investment portfolio was $596 thousand for the quarter ended March 31, 2021 compared to $729 thousand for the quarter ended December 31, 2020. Interest income and dividend income from the investment portfolio was $1.1 million for the quarter ended March 31, 2020. Average investments for the quarter ended March 31, 2021 were $162.1 million compared to $149.1 million for the quarter ended December 31, 2020. Average investments were $161.8 million for the quarter ended March 31, 2020. The tax equivalent yield on average investments for the quarter ended March 31, 2021 was 1.57%, down 46 basis points from 2.03% for the quarter ended December 31, 2020 and down 123 basis points from 2.80% for the quarter ended March 31, 2020.

Total interest expense was $487 thousand for the three months ended March 31, 2021 and $592 thousand and $1.1 million for three months ended December 31, 2020 and March 31, 2020, respectively. The decrease in interest expense resulted from the reduction in interest rates paid on deposit accounts. The average cost of interest-bearing liabilities decreased eight and 54 basis points when comparing the quarter ended March 31, 2021 to the quarters ended December 31, 2020 and  March 31, 2020, respectively. The average balance of interest-bearing liabilities increased $21.5 million from the quarter ended December 31, 2020 to the quarter ended March 31, 2021. The average balance of interest-bearing liabilities increased $99.6 million from the quarter ended March 31, 2020 to the same period in 2021.

The net interest margin was 3.62% for the quarter ended March 31, 2021. For the quarters ended December 31, 2020 and March 31, 2020, the net interest margin was 3.63% and 4.86%, respectively. The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 21%.

Noninterest income was $2.4 million for the quarter ended March 31, 2021, which represented an increase of $176 thousand or 7.8% from the $2.3 million for the three months ended December 31, 2020. The increase was driven mostly by the $76 thousand gain on sale of AFS securities recognized during the quarter ended March 31, 2021.  Noninterest income for the quarter ended March 31, 2020 was $1.7 million. The increase between the quarters ended March 31, 2021 and March 31, 2020 was driven by several factors included the gain on sale of AFS securities, increases in officer insurance income from a $12.0 million BOLI investment during 2020 and increases in ATM fee income and service release premiums.

Noninterest expense decreased $171 thousand, or 2.1%, to $7.9 million for the quarter ended March 31, 2021 from $8.1 million for the quarter ended December 31, 2020.  Noninterest expense was $6.9 million for the quarter ended March 31, 2020, representing an increase of $1.0 million or 15.1% when comparing to the quarter ended March 31, 2021 to the quarter ended March 31, 2020. Much of this increase resulted from the increase in salaries and benefits expenses. Annual pay increases, newly hired employees and additional bonus/COVID pay for employees that have been unable to work remotely during the pandemic have attributed to these increases.

Asset Quality and Provision for Loan Losses

Nonperforming assets consist of nonaccrual loans, loans 90 days or more past due and still accruing, other real estate owned (foreclosed properties), and repossessed assets. Nonperforming assets decreased from $5.4 million or 0.48% of total assets at December 31, 2020 to $4.9 million or 0.41% of total assets at March 31, 2021. This decrease resulted from five nonaccrual loans totalling $469 thousand paying off during the quarter ended March 31, 2021.  Nonperforming assets were $2.1 million at March 31, 2020.  Total nonaccrual loans were $4.3 million at March 31, 2021 and $4.8 million at December 31, 2020. Nonaccrual loans were $1.7 million at March 31, 2020. Several larger dollar loans were placed in nonaccrual status during the second quarter of 2020.  The majority of these loans were in the commercial real estate portfolio and had cash flows negatively impacted by the COVID-19 pandemic. The majority of all nonaccrual loans are secured by real estate and management evaluates the financial condition of these borrowers and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these nonaccrual loans.  Other real estate owned was at $515 thousand at March 31, 2021 and $607 thousand at December 31, 2020.

The Company may, under certain circumstances, restructure loans in troubled debt restructurings as a concession to a borrower when the borrower is experiencing financial distress. Formal, standardized loan restructuring programs are not utilized by the Company. Each loan considered for restructuring is evaluated based on customer circumstances and may include modifications to one or more loan provision. Such restructured loans are included in impaired loans but may not necessarily be nonperforming loans. At March 31, 2021, the Company had 18 troubled debt restructurings totalling $3.4 million. Approximately $2.6 million or 15 loans are performing loans, while the remaining loans are on non-accrual status. At December 31, 2020, the Company had 17 troubled debt restructurings totalling $3.3 million. Approximately $2.5 million or 14 loans were performing loans, while the remaining loans were on non-accrual status.

The Company realized $61 thousand in net recoveries for the quarter ended March 31, 2021 versus net charge-offs of $267 thousand for the three months ended December 31, 2020. During the three months ended March 31, 2020, $511 thousand in net recoveries were recognized. The amount of provision for loan losses reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for loan losses. The Company recorded a provision for loan losses of $599 thousand for the quarter ended March 31, 2021. The Company recognized provision for loan losses of $702 thousand and a negative provision of $97 thousand for the quarters ended December 31, 2020 and March 31, 2020, respectively. The provision for the quarters ended March 31, 2021 and December 31, 2020 resulted mostly from loan growth during the quarter. The negative provision during the quarter ended March 31, 2020 was mainly due to a large recovery received from a commercial loan that was charged off during 2019. The ratio of allowance for loan losses to total loans was 0.88% at March 31, 2021 and 0.85% at December 31, 2020, respectively.  The ratio of allowance for loan losses to total loans was 0.80% at March 31, 2020. Excluding outstanding PPP loans, the allowance for loan losses as a percentage of total loans was 0.98% and 0.94% at March 31, 2021 and December 31, 2020, respectively. The ratio of allowance for loan losses to total nonaccrual loans was 178.86% at March 31, 2021.  The ratio of allowance for loan losses to total nonaccrual loans was 146.85% and 317.42% at December 31, 2020 and March 31, 2020, respectively. Management’s judgment in determining the level of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as trends in delinquencies and charge-offs, changes in the nature and volume of the loan portfolio, current economic conditions that may affect a borrower’s ability to repay and the value of collateral, overall portfolio quality and review of specific potential losses. The Company is committed to maintaining an allowance at a level that adequately reflects the risk inherent in the loan portfolio.

Total Consolidated Assets

Total consolidated assets of the Company at March 31, 2021 were $1.18 billion, which represented an increase of $54.8 million or 4.9% from total assets of $1.13 billion at December 31, 2020. At March 31, 2020 total consolidated assets were $898.9 million. Total loans increased $38.6 million from $836.3 million at December 31, 2020 to $875.0 million at March 31, 2021. Total securities increased $8.8 million from $166.2 million at December 31, 2020, to $175.0 million at March 31, 2021. At March 31, 2020 total investment securities were $157.7 million and total loans were $674.0 million. The growth in total loans and total assets was largely due to regular loan portfolio growth as the Company expands lending types and markets.

Deposits and Other Borrowings

Total deposits increased $54.9 million to $1.07 billion at March 31, 2021 from $1.01 billion at December 31, 2020. At March 31, 2020 total deposits were $790.0 million.  The growth in deposits reflected PPP loan proceeds being deposited into customers’ accounts at the time the loans were originated as well as organic growth as we expand and grow into newer market areas.

The Company had no outstanding borrowings from the Federal Home Loan Bank of Atlanta at March 31, 2021, December 31, 2020 or March 31, 2020.

Equity

Shareholders’ equity was $105.1 million at March 31, 2021 and December 31, 2020. Shareholders’ equity was $99.8 million at March 31, 2020. The book value of the Company at March 31, 2021 was $30.92 per common share. Total common shares outstanding were 3,429,686 at March 31, 2021. On April 21, 2021, the board of directors declared a $0.27 per common share cash dividend for shareholders of record as of May 3, 2021 and payable on May 17, 2021.

COVID-19 Impacts

The COVID-19 crisis has changed our communities, both in the way we live and the way we do business. While circumstances continue to change, the Company is continuing to steadfastly work to meet and exceed the needs of its customers, employees, and the communities in which it does business. Customers’ banking needs have continued to be fulfilled through multiple banking channels including mobile, digital, and adjusted-schedule physical.  In efforts to assist local businesses during this pandemic, the Company has originated 1,268 PPP loans (through two rounds of lending), totalling $126.5 million, into the hands of our community’s small businesses. In addition to local small businesses, the Company is also working with its consumer and commercial customers through its loan deferral program whereby customers experiencing hardships due to COVID-19 may be granted a deferral in loan payments for up to 90 days. As of March 31, 2021, the Company had approved 256 deferrals with current loan balances totalling approximately $127.5 million for its customers experiencing hardships related to COVID-19. As of March 31, 2021, 253 loans with loan balances totalling approximately $127.4 million had begun making payments on their loans after the deferral date had passed.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Factors that could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to: changes in interest rates and general economic conditions; the effects of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions; the legislative and regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve; the quality or composition of the Company’s loan or investment portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company's market area; acquisitions and dispositions; the Company’s ability to keep pace with new technologies; a failure in or breach of the Company’s operational or security systems or infrastructure, or those of third-party vendors or other service providers, including as a result of cyberattacks; the Company’s capital and liquidity requirements; changes in tax and accounting rules, principles, policies and guidelines; and other factors included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS

	For the Three Months Ended
	1Q21	4Q20	3Q20	2Q20	1Q20
Net Income (dollars in thousands)	$2,862	$2,506	$3,406	$2,819	$2,441
Earnings per share, basic	$0.84	$0.74	$0.99	$0.83	$0.71
Earnings per share, diluted	$0.84	$0.74	$0.99	$0.83	$0.71
Return on average total assets	1.02%	0.91%	1.30%	1.11%	1.10%
Return on average total equity	11.04%	9.56%	13.21%	11.25%	10.02%
Dividend payout ratio	32.14%	35.14%	26.26%	31.33%	36.62%
Fee revenue as a percent of total revenue	15.62%	15.61%	15.85%	15.39%	17.38%
Net interest margin (1)	3.62%	3.63%	3.86%	3.70%	3.86%
Yield on average earning assets	3.81%	3.85%	4.14%	4.08%	4.39%
Rate on average interest-bearing liabilities	0.32%	0.40%	0.48%	0.64%	0.86%
Net interest spread	3.49%	3.45%	3.66%	3.44%	3.53%
Tax equivalent adjustment to net interest income (dollars in thousands)	$53	$56	$61	$64	$68
Non-interest income to average assets	0.86%	0.81%	0.84%	0.95%	0.76%
Non-interest expense to average assets	2.82%	2.92%	2.84%	2.76%	3.11%
Efficiency ratio (2)	66.25%	69.21%	64.43%	65.45%	71.77%

(1)

The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of nontaxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.

(2)

The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio and sales of repossessed assets. The tax rate utilized is 21%. See the table below for the quarterly tax equivalent net interest income and a reconciliation of net interest income to tax equivalent net interest income. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER

	1Q21	4Q20	3Q20	2Q20	1Q20
BALANCE SHEET RATIOS
Loans to deposits	81.93%	82.55%	84.35%	86.90%	85.32%
Average interest-earning assets to average-interest bearing liabilities	174.95%	175.23%	173.54%	168.79%	163.80%
PER SHARE DATA
Dividends	$0.27	$0.26	$0.26	$0.26	$0.26
Book value	30.92	31.05	30.65	29.97	29.47
Tangible book value	30.92	31.05	30.65	29.97	29.47
SHARE PRICE DATA
Closing price	$31.99	$29.50	$25.20	$25.71	$23.91
Diluted earnings multiple(1)	9.52	9.97	6.36	7.74	8.42
Book value multiple(2)	1.03	0.95	0.82	0.86	0.81
COMMON STOCK DATA
Outstanding shares at end of period	3,429,686	3,405,035	3,416,013	3,409,689	3,409,689
Weighted average shares outstanding	3,426,839	3,410,220	3,413,304	3,409,689	3,437,085
Weighted average shares outstanding, diluted	3,426,839	3,410,220	3,413,304	3,409,689	3,437,085
CAPITAL RATIOS
Total equity to total assets	8.87%	9.30%	9.68%	9.93%	11.10%
CREDIT QUALITY
Net charge-offs to average loans	(0.01)%	0.03%	(0.02)%	(0.03)%	(0.08)%
Total non-performing loans to total loans	0.50%	0.58%	0.53%	0.62%	0.26%
Total non-performing assets to total assets	0.41%	0.48%	0.44%	0.52%	0.24%
Non-accrual loans to:
total loans	0.50%	0.58%	0.53%	0.54%	0.26%
total assets	0.37%	0.43%	0.40%	0.41%	0.19%
Allowance for loan losses to:
total loans	0.88%	0.85%	0.83%	0.81%	0.80%
non-performing assets	159.88%	130.46%	140.10%	119.00%	251.82%
non-accrual loans	178.86%	146.85%	155.10%	158.08%	317.42%
NON-PERFORMING ASSETS:
(dollars in thousands)
Loans delinquent over 90 days	$—	$—	$—	$665	$—
Non-accrual loans	4,339	4,832	4,286	4,238	1,697
Other real estate owned and repossessed assets	515	607	442	442	442
NET LOAN CHARGE-OFFS (RECOVERIES):
(dollars in thousands)
Loans charged off	$5	$300	$22	$76	$67
(Recoveries)	(66)	(33)	(218)	(302)	(578)
Net charge-offs (recoveries)	(61)	267	(196)	(226)	(511)
PROVISION FOR LOAN LOSSES (dollars in thousands)	$599	$702	$100	$752	$(97)
ALLOWANCE FOR LOAN LOSS SUMMARY
(dollars in thousands)
Balance at the beginning of period	$7,096	$6,661	$6,365	$5,387	$4,973
Provision	599	702	100	752	(97)
Net charge-offs (recoveries)	(61)	267	(196)	(226)	(511)
Balance at the end of period	$7,756	$7,096	$6,661	$6,365	$5,387

(1)

The diluted earnings multiple (or price earnings ratio) is calculated by dividing the period’s closing market price per share by total equity per weighted average shares outstanding, diluted for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.

(2)

The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	Unaudited 03/31/2021	Audited 12/31/2020	Unaudited 9/30/2020	Unaudited 6/30/2020	Unaudited 3/31/2020
Assets
Cash and due from banks	$86,916	$79,698	$63,774	$38,099	$22,757
Federal funds sold	234	222	270	264	288
Securities available for sale, at fair value	175,033	166,222	153,688	146,885	157,659
Loans, net of allowance for loan losses	867,195	829,238	799,040	782,569	668,645
Bank premises and equipment, net	18,822	18,725	18,906	19,047	19,179
Other assets	36,757	36,047	37,582	36,037	30,349
Total assets	$1,184,957	$1,130,152	$1,073,260	$1,022,901	$898,877
Liabilities and Shareholders' Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$435,296	$407,576	$379,198	$351,547	$271,508
Savings and interest bearing demand deposits	504,775	476,864	446,687	417,458	377,677
Time deposits	127,918	128,658	129,353	138,905	140,814
Total deposits	$1,067,989	$1,013,098	$955,238	$907,910	$789,999
Federal Home Loan Bank advances	—	—	—	—	—
Other liabilities	11,904	11,980	14,139	13,422	9,079
Commitments and contingent liabilities	—	—	—	—	—
Total liabilities	$1,079,893	$1,025,078	$969,377	$921,332	$799,078
Shareholders' Equity
Preferred stock, $10 par value	—	—	—	—	—
Common stock, $2.50 par value	8,495	8,460	8,472	8,473	8,466
Surplus	11,021	10,811	10,862	10,771	10,578
Retained earnings	84,462	82,524	80,907	78,388	76,457
Accumulated other comprehensive income	1,086	3,279	3,642	3,937	4,298
Total shareholders' equity	$105,064	$105,074	$103,883	$101,569	$99,799
Total liabilities and shareholders' equity	$1,184,957	$1,130,152	$1,073,260	$1,022,901	$898,877

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

Unaudited

	3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020
Interest and Dividend Income
Interest and fees on loans	$9,408	$9,249	$9,312	$8,773	$7,939
Interest on federal funds sold	—	—	—	—	1
Interest and dividends on securities available for sale:
Taxable interest income	466	588	660	715	895
Interest income exempt from federal income taxes	118	127	142	152	167
Dividends	12	14	28	15	19
Interest on deposits in banks	12	12	8	6	86
Total interest and dividend income	$10,016	$9,990	$10,150	$9,661	$9,107
Interest Expense
Interest on deposits	$487	$592	$683	$879	$1,102
Interest on Federal Home Loan Bank advances	—	—	—	25	—
Total interest expense	$487	$592	$683	$904	$1,102
Net interest income	$9,529	$9,398	$9,467	$8,757	$8,005
Provision For (Recovery of) Loan Losses	599	702	100	752	(97)
Net interest income after provision for (recovery of) loan losses	$8,930	$8,696	$9,367	$8,005	$8,102
Noninterest Income
Income from fiduciary activities	$341	$317	$381	$403	$297
Service charges on deposit accounts	217	246	220	170	284
Other service charges and fees	1,309	1,255	1,251	1,147	1,104
Gain on the sale of bank premises and equipment	—	5	—	—	—
Gain on sales of AFS securities	76	—	158	529	—
Officer insurance income	105	93	102	143	—
Other operating income	379	335	104	30	5
Total noninterest income	$2,427	$2,251	$2,216	$2,422	$1,690
Noninterest Expenses
Salaries and employee benefits	$4,716	$4,874	$4,739	$4,373	$4,088
Occupancy expenses	456	380	414	403	395
Equipment expenses	224	222	282	252	232
Advertising and marketing expenses	108	198	152	152	205
Stationery and supplies	38	50	28	34	32
ATM network fees	250	272	252	243	242
Other real estate owned expenses	(1)	13	(3)	(3)	2
Loss (gain) on the sale of other real estate owned	10	(11)	—	—	(132)
FDIC assessment	107	105	75	41	—
Computer software expense	189	198	200	161	120
Bank franchise tax	189	177	178	176	174
Professional fees	460	261	188	317	354
Data processing fees	402	493	301	382	481
Other operating expenses	768	855	659	483	682
Total noninterest expenses	$7,916	$8,087	$7,465	$7,014	$6,875
Income before income taxes	$3,441	$2,860	$4,118	$3,413	$2,917
Income Tax Expense	579	354	712	594	476
Net income	$2,862	$2,506	$3,406	$2,819	$2,441
Earnings Per Share
Net income per common share, basic	$0.84	$0.74	$0.99	$0.83	$0.71
Net income per common share, diluted	$0.84	$0.74	$0.99	$0.83	$0.71

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates

(dollars in thousands)

	March 31, 2021			December 31, 2020			March 31, 2020
		Interest			Interest			Interest
	Average	Income/	Average	Average	Income/	Average	Average	Income/	Average
Assets:	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Securities:
Taxable	$144,177	$478	1.35%	$130,033	$602	1.84%	$137,858	$914	2.67%
Tax-Exempt (1)	17,897	149	3.38%	19,098	161	3.35%	23,904	211	3.55%
Total Securities	$162,074	$627	1.57%	$149,131	$763	2.03%	$161,762	$1,125	2.80%
Loans:
Taxable	$840,368	$9,326	4.50%	$811,055	$9,165	4.50%	$645,380	$7,850	4.89%
Non-accrual	4,581	—	—%	4,911	—	—%	2,049	—	—%
Tax-Exempt (1)	9,560	104	4.43%	9,687	106	4.37%	10,246	113	4.40%
Total Loans	$854,509	$9,430	4.48%	$825,653	$9,271	4.47%	$657,675	$7,963	4.87%
Federal funds sold	210	—	0.08%	236	—	0.07%	240	1	1.25%
Interest-bearing deposits in other banks	60,474	12	0.08%	66,662	12	0.07%	23,520	86	1.47%
Total earning assets	$1,072,686	$10,069	3.81%	$1,036,771	$10,046	3.85%	$841,148	$9,175	4.39%
Allowance for loan losses	(7,253)			(6,678)			(5,422)
Total non-earning assets	73,143			71,423			52,804
Total assets	$1,138,576			$1,101,516			$888,530
Liabilities and Shareholders' Equity:
Interest-bearing deposits:
NOW accounts	$130,849	$74	0.23%	$120,244	$70	0.23%	$100,540	$124	0.50%
Money market accounts	209,851	155	0.30%	208,357	178	0.34%	164,478	342	0.84%
Savings accounts	144,460	21	0.06%	133,886	20	0.06%	109,116	44	0.16%
Time deposits:
$250,000 and more	68,478	153	0.90%	68,793	210	1.21%	77,181	371	1.93%
Less than $250,000	59,518	84	0.57%	60,379	114	0.75%	62,217	221	1.43%
Total interest-bearing deposits	$613,156	$487	0.32%	$591,659	$592	0.40%	$513,532	$1,102	0.86%
Federal funds purchased	—	—	—%	1	—	0.40%	1	—	0.80%
Total interest-bearing liabilities	$613,156	$487	0.32%	$591,660	$592	0.40%	$513,533	$1,102	0.86%
Noninterest-bearing liabilities:
Demand deposits	408,015			391,240			267,560
Other Liabilities	12,309			14,302			9,485
Total liabilities	$1,033,480			$997,202			$790,578
Shareholders' equity	105,096			104,314			97,952
Total liabilities and shareholders' equity	$1,138,576			$1,101,516			$888,530
Net interest income		$9,582			$9,454			$8,073
Net interest spread			3.49%			3.45%			3.53%
Interest expense as a percent of average earning assets			0.18%			0.23%			0.53%
Net interest margin			3.62%			3.63%			3.86%

(1)	Income and yields are reported on tax-equivalent basis using a federal tax rate of 21%.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income

(dollars in thousands)

	Three Months Ended
	3/31/2021	12/31/2020	9/30/2020	6/30/2020	3/31/2020
GAAP Financial Measurements:
Interest Income - Loans	$9,408	$9,249	$9,312	$8,773	$7,939
Interest Income - Securities and Other Interest-Earnings Assets	608	741	838	888	1,168
Interest Expense - Deposits	487	592	683	879	1,102
Interest Expense - Other Borrowings	—	—	—	25	—
Total Net Interest Income	$9,529	$9,398	$9,467	$8,757	$8,005
Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$22	$22	$23	$24	$24
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	31	34	38	40	44
Total Tax Benefit on Tax-Exempt Interest Income	$53	$56	$61	$64	$68
Tax-Equivalent Net Interest Income	$9,582	$9,454	$9,528	$8,821	$8,073